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                                                                    EXHIBIT 10.5

                               [AVANADE LOGO]
                               /SYSTEMS.SOLUTIONS.SUCCESS/FROM
                               ACCENTURE & MICROSOFT

                               2211 Elliott Avenue
                               Seattle, Washington 98121
                               Tel: 1206 239 5600
                               Fax: 1206 239 5605

                                 AVANADE UK LTD

                       PARTICULARS OF TERMS OF EMPLOYMENT
                                  FEBRUARY 2002

NAME OF EMPLOYEE:                   Andrew White

NAME OF EMPLOYER:                   Avanade UK Ltd
                                    2nd Floor
                                    135-141 Wardour Street
                                    London
                                    WIFOUT

SKILL FAMILY/CAREER LEVEL:          General Manager Executive

DATE EMPLOYMENT COMMENCED:          September 7th 2000

/s/ Mitch Hill                     5-March-2002
---------------                    --------------------------
Mitch Hill, CEO                    (Date)
(for and on behalf of Avanade)

I, the undersigned, hereby acknowledge that I have read and accept the particulars of employment outlined in this document and understand that this employment is subject to Avanade's Policies and Procedures, which are available on Avanade's intranet site.

/s/Andrew White                    10 May 2002
--------------------               -------------------------
(SIGNATURE)                        (Date)

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1.0   SKILL FAMILY/ CAREER LEVEL

      Your Skill Family is General Manager and your Career Level is Executive. However, the nature of Avanade's business demands that you are flexible in your approach to work and you will be expected to undertake such other duties appropriate to your level as may be allocated to you.

2.0   PLACE OF WORK

      Your normal place of work shall be any of Avanade's premises within a 50 mile radius of Central London.

      Notwithstanding this, it is acknowledged that during the course of your employment you shall be involved in project assignments as part of your duties. These assignments may take place in locations outside of London. As a result, in the course of any of these project assignments with which you are involved, you agree that your normal place of work shall be at any of Avanade's premises or Avanade's clients' premises as Avanade shall decide and for such duration as Avanade shall decide. For this purpose, you may be required by Avanade to work outside the UK. All employees of Avanade working overseas do so in accordance with the provisions of the International Assignment Policy.

      For the purposes of performing your duties, you shall at the expense of Avanade undertake such journeys in the UK and abroad, as Avanade shall require.

3.0   SALARY AND INCENTIVE PAY

      Your basic salary will be (pound)240,000 per annum, which will be paid monthly in arrears in twelve equal amounts, normally on or about the last day of each month through the payroll. Salaries are reviewed in October each year. There will be no obligation on Avanade to increase salaries. All salary increases will be based on your performance

      You will be eligible to receive an additional amount of up to 40% of your annual base salary, as Avanade may in its absolute discretion decide, every year. The amount, if any, of the additional payment will be contingent upon your performance and your personal contribution to Avanade's business. Your incentive plan will be defined by Mitch Hill, CEO.

4.0   STOCK OPTIONS

      You will be eligible for membership of Avanade's stock option scheme. Details of the terms of the scheme will be provided to you in due course.

      You will also be eligible for a Founders' Stock Grant, details of which will be provided to you in due course.

5.0   HEALTH BENEFITS

      You will be entitled to reimbursement of fees associated with membership of the VHI health scheme in Ireland. You should pay any fees yourself and expense the costs through the WITWAY time and expense process.

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6.0   PENSION

      Avanade operates a pension scheme. All employees over 18 and who have been continuously employed by Avanade for 3 months or more, shall be eligible to become a member of such scheme during their employment, subject to the rules of such scheme from time to time in force. Avanade intends to provide the following benefit on a double match principle:

            - Age 18-29: Avanade shall contribute a maximum 3% of annual salary into the pension scheme on the basis that the employee contributes l 1/2% of annual salary;

            - Age 30-39: Avanade 7%/employee 3 1/2%;

            - Age 40+: Avanade 10%/employee 5%

      If the employee wishes to increase his/her contribution level in line with Inland Revenue limits, he/she may do so; however, the employer: contributions are kept at the level stated above.

7.0   EXTENDED BENEFITS PROGRAMME

      This benefit is to enable employees to purchase items to assist with day to day work efficiency and items purchased are to be used for work related/business purposes as well as other purposes that support a work/life balance. The allowance will be as discussed and agreed by management Should an employee commence employment part way through an allowance period, their allowance will be pro-rated accordingly. This allowance is subject to review. In the event that employment is terminated for any reason (voluntary or involuntary) within 12 months of commencement of employment, employees are liable for all items purchased under this plan and the sum owed will be deducted from the employee's final salary. For full details of this programme, please see the employee handbook.

8.0   GROUP LIFE ASSURANCE

      Upon commencement of employment, you will be included in the group life assurance scheme equal to four times your basic annual salary subject to the rules of the scheme from time to time in force. Rules can be obtained from the People Support department.

9.0   EXPENSES

      You will be reimbursed for all expenses reasonably and properly incurred in carrying out Avanade's business.

10.0  HOURS

      Your normal working hours are 8:30 a.m. to 5:30 p.m., Monday to Friday with one hour per day for lunch. However, you are required to work such extra hours as may be reasonably required to perform your duties. You will not be paid for any overtime work. You agree to work longer than 48 hours a week on average whenever necessary for the proper discharge of your duties or in any event as may be required by Avanade. You are entitled to withdraw your agreement by giving 3 months' prior written notice so Avanade.

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11.0  HOLIDAY

      You are entitled to 25 days paid holiday each holiday year exclusive of public holidays. In your first year your holiday entitlement will be pro-rated accordingly. Accrual will begin on hire at a rate of 2.08 days per month. In order to make holiday available from date of commencement of employment, Avanade will allow you to take up to 10.5 days holiday during their first 5 months as a holiday credit from your annual entitlement in advance of actually accruing such holiday. As holiday accrues, your holiday balance will be charged until the unaccrued time actually used is recovered. Avanade's holiday year is based on the calendar year. You may carry up to 5 days unused basic holiday entitlement forward to the subsequent holiday year; any further days carried over shall be entirely at the discretion of Avanade.

      If, when your employment ends, the number of days of holidays which you have taken in the relevant year differs from your accrued entitlement, then a payment for the number of days' difference will be either paid to you or refunded by you depending on whether the amount actually taken is less or greater than your entitlement.

12.0  DEDUCTIONS FROM PAY

      If at any time money is owed and payable by you to Avanade, whether under your contract of employment or otherwise, it is agreed that Avanade may deduct the sum or sums owed to it from any sums payable to you from Avanade. Such deductions will only be made after you are notified. It is also agreed that you may be required to repay any such sum owing (or the balance remaining following such deductions as Avanade thinks fit) either immediately or on terms otherwise acceptable to Avanade.

13.0  PROBATIONARY PERIOD

      Your first three months of employment with Avanade will be probationary, during which both you and Avanade will be entitled to give and receive one weeks notice for termination of employment or Avanade may opt to terminate your employment forthwith and pay one weeks pay in lieu of notice. At the end of the three month probationary period, the notice period as stated in the section below entitled 'Notice Period' applies.

14.0  NOTICE PERIOD

      The period of notice required to terminate your employment is 12 weeks on either side. In the case of gross misconduct, Avanade reserves the right of summary dismissal.

      Once notice has been given by either side, Avanade may if it so chooses:

      (i) terminate your employment forthwith on payment to you of an amount equal to your basic salary (subject to deduction of tax and national insurance) in lieu of your notice period or any unexpired portion thereof; or

      (ii) require you for all or any part of your notice period to remain away from and have no contact with any premises, employees, customers, clients, agents or suppliers of Avanade, provided always that during any such period Avanade shall continue to pay your salary and provide all benefits to which you are entitled under your employment; or

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      (iii) terminate your employment forthwith without exercising its option to make a payment in lieu and any damages to which you may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

15.0  SUSPENSION FROM EMPLOYMENT

      In order to investigate a complaint of misconduct made against you, Avanade shall be entitled to suspend you from your duties on full pay with full entitlement to other benefits to which you are entitled under your employment for so long as Avanade shall consider necessary in order to facilitate a proper investigation of such complaint and during such period of its suspension, Avanade shall be under no obligation to provide work for you and it may require you to stay away from and have no contact with any premises, employees, customers, clients, agents or suppliers of Avanade.

16.0  COLLECTIVE AGREEMENTS

      There are no collective agreements which affect the terms and conditions of your employment.

17.0  DATA PROTECTION ACT

      By signing this letter you consent to Avanade (and its associated companies) holding and processing, both electronically and manually, the data it collects relating to you in the course of your employment, for the purposes of Avanade's administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. Without prejudice to the generality of the foregoing, you explicitly consent to Avanade (and its associated companies) processing any sensitive personal data relating to you including without limitation any sick notes, medical reports and details of racial or ethnic origin, political opinions and religious beliefs.

      You also consent to the transfer, storage and processing of such data (including sensitive personal data) outside the European Economic Area,in particular to the United States of America and any other country in which Avanade or its associated companies have offices.

18.0  CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION

      We have enclosed a Confidential Information, Inventions and Noncompetitive Agreement for your review and signature, If the terms outlined in this document are acceptable, please sign two originals of the document and the enclosed Confidential Information, Inventions and Noncompetitive Agreement and return one executed original of each to us. You may retain the other originals for your records.